UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2024 (June 25, 2024)

FORTUNE VALLEY TREASURES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55555	32-0439333
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

B1601 Oriental Impression Building 2 Liansheng Road, Humen Town Dongguan, Guangdong Province, China	523900
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) (769) 8572 9133

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2024, Ms. Chaoping Chen tendered her resignation as a member of the board of directors (the “Board”) of Fortune Valley Treasures, Inc. (the “Company”), effective immediately. Ms. Chen’s resignation was for personal reasons and was not the result of any disagreement with the Company’s management or the Board. On June 25, 2024, Mr. Kaihong Lin tendered his resignation as a director of the Company. Mr. Lin’s resignation as a director was for personal reasons and was not the result of any disagreement with the Company’s management or the Board. Mr. Lin will continue to serve as the Chief Financial Officer of the Company.

Effective June 28, 2024, the Board has accepted the resignations of Ms. Chaoping Chen and Mr. Kaihong Lin. Effective June 28, 2024, the Board has elected Mr. Haibo Hong as a director of the Company to fill the vacancy created by Mr. Lin’s resignation.

Mr. Haibo Hong has served as the General Manager of Dongguan Kedao Catering Culture Co., Ltd from April 2020 to May 2024. He had been the General Manager of Dongguan Xishun Energy Investment Co., Ltd from March 2010 to March 2020. Mr. Hong graduated from Hunan Yongzhou Vocational and Technical College with an Associate degree in Pharmacy.

There are no family relationships between Mr. Hong and any director or executive officer of the Company. There are no transactions between the Company and Mr. Hong that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: July 1, 2024

FORTUNE VALLEY TREASURES, INC.

By:	/s/ Kaihong Lin
Name:	Kaihong Lin
Title:	Chief Financial Officer